Exhibit 99.1
Contact: Roy L. Morrow (216) 383-4893
Roy_Morrow@lincolnelectric.com
LINCOLN ELECTRIC REPORTS
RECORD 2005 FOURTH-QUARTER AND FULL-YEAR FINANCIAL RESULTS
•	Fourth Quarter sales increase 20% to a record $420 million

•	2005 Full-Year sales also increase 20% to a record $1.6 billion

•	Diluted Earnings Per Share (EPS) for the quarter of 70 cents vs. 37 cents, up 89%

•	Diluted Earnings Per Share (EPS) for the year of $2.90 vs. $1.94, up 50%

•	Fourth Quarter net income increases 90% to $29.8 million
     CLEVELAND, Ohio, U.S.A., Feb. 21, 2006 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) today reported that 2005 fourth-quarter net income increased 90% to $29.8 million, or 70 cents per diluted share, on record sales of $420 million, an increase of 20%. This compares with 2004 same-quarter net income of $15.6 million, or 37 cents per diluted share, on net sales of $351 million. Net income for the 2005 fourth quarter includes a net favorable tax benefit of $2.7 million associated with the repatriation of foreign earnings and resolution of prior years’ tax liabilities, offset by charges of $2.1 million related to European rationalization actions and a loss on the sale of a business. The 2004 fourth quarter included charges of $4.9 million relating to European rationalization actions and the retirement of the Company’s former CEO.
     “I am very pleased to report our Company has translated healthy industrial economic fundamentals and market opportunities into record fourth-quarter and full-year results,” said John M. Stropki, Chairman and Chief Executive Officer. “These results reflect our ability to capitalize on our market position and leverage increased sales into significant increases in profitability and cash flows. We continue to focus on product and geographical market expansion, cost control, working capital management and the integration of new acquisitions.”
     Sales for the Company’s North American operations were $282.4 million in the quarter, an increase of 27%, 15% excluding increases associated with acquisitions, versus $222 million in the comparable quarter last year. Export sales in the quarter increased 42% to $28 million from $19.7 million last year.
     Sales at Lincoln subsidiaries outside North America increased to $138 million in the fourth quarter, compared with $129 million in the year-ago quarter. In local currencies, international subsidiaries’ sales increased 13%.
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Lincoln Electric Reports 2005 Fourth-Quarter and Full-Year Financial Results                                                               -2-
     Net income for the year increased 52% to $122.3 million, or $2.90 per diluted share, including net favorable tax benefits of $11.7 million related to a change in Ohio tax law, the resolution of prior years’ tax liabilities and the repatriation of foreign earnings, as well as, a $0.9 million gain related to the settlement of legal disputes. Net income for the year also reflects charges of $3.0 million relating to the sale of a business and European rationalization charges. This compares with 2004 net income of $80.6 million, or $1.94 per diluted share which included charges of $4.9 million associated with European rationalization actions and the retirement of the Company’s former CEO.
     Sales in 2005 increased 20% to $1.6 billion, a Company record, from $1.3 billion in 2004. The Company’s North American operations had sales of $1.1 billion in 2005, compared with $875.4 million in 2004, an increase of 21%, 12% excluding increases associated with acquisitions. Export sales increased 28% to $98.5 million, compared with $77 million in 2004. Lincoln operations outside of North America had sales of $545.1 million, a 19% increase over prior year sales of $458.3 million. In local currencies, sales for the Company’s non-U.S. operations increased 18%.
     Cash flow from operations increased 128% to $117 million in 2005, compared with $51.3 million in 2004. During 2005 the Company paid a total of $30 million in dividends. The Board of Directors also declared a quarterly cash dividend of 19 cents, which was paid on January 15, 2006 to holders of record as of December 31, 2005.
     Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 33 manufacturing locations, including operations, manufacturing alliances and joint ventures in 18 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s Web site at http://www.lincolnelectric.com.
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Lincoln Electric Reports 2005 Fourth-Quarter and Full-Year Financial Results                                                               -3-
     The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general.
A conference call to discuss 2005 fourth quarter and year end financial results is scheduled for today, Tuesday, February 21, 2006, at 11:00 a.m. ET. An audio webcast of the call is accessible through the Investor page on the Company’s Web site at http://www.lincolnelectric.com.
#2006-1030#

Lincoln Electric Holdings, Inc.
Financial Highlights
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,				Fav (Unfav) to Prior Year
	2005	% of Sales	2004	% of Sales	$	%
Consolidated Statements of Income
Net Sales	$420,372	100.0%	$350,994	100.0%	$69,378	19.8%
Cost of Goods Sold	306,878	73.0%	265,641	75.7%	(41,237)	(15.5%)

Gross Profit	113,494	27.0%	85,353	24.3%	28,141	33.0%
SG&A Expenses	75,017	17.9%	65,751	18.7%	(9,266)	(14.1%)
Rationalization Charges	511	0.1%	2,440	0.7%	1,929	79.1%

Operating Income	37,966	9.0%	17,162	4.9%	20,804	121.2%
Interest Income	1,188	0.3%	1,081	0.3%	107	9.9%
Equity Earnings in Affiliates	73	0.0%	953	0.3%	(880)	(92.3%)
Other Income	808	0.2%	1,328	0.4%	(520)	(39.2%)
Interest Expense	(1,965)	(0.4%)	(1,742)	(0.5%)	(223)	(12.8%)

Income Before Income Taxes	38,070	9.1%	18,782	5.4%	19,288	102.7%
Income Taxes	8,304	2.0%	3,152	0.9%	(5,152)	(163.5%)

Net Income (1)	$29,766	7.1%	$15,630	4.5%	$14,136	90.4%

Basic Earnings Per Share	$0.71		$0.38		$0.33	86.8%

Diluted Earnings Per Share	$0.70		$0.37		$0.33	89.2%

Weighted Average Shares (Basic)	42,166		41,535
Weighted Average Shares (Diluted)	42,539		42,052

(1)	2005 net income includes a net favorable tax benefit of $2.7 million associated with the repatriation of foreign earnings and resolution of prior years’ tax liabilities, offset by charges of $2.1 million related to European rationalization actions and a loss on the sale of a business. 2004 net income includes charges of $4.9 million relating to European rationalization actions and the retirement of the Company’s former CEO.

Lincoln Electric Holdings, Inc.
Financial Highlights
(amounts in thousands, except per share data)
(Unaudited)

	Year Ended December 31,				Fav (Unfav) to Prior Year
	2005	% of Sales	2004	% of Sales	$	%
Consolidated Statements of Income
Net Sales	$1,601,190	100.0%	$1,333,675	100.0%	$267,515	20.1%
Cost of Goods Sold	1,164,275	72.7%	971,317	72.8%	(192,958)	(19.9%)

Gross Profit	436,915	27.3%	362,358	27.2%	74,557	20.6%
SG&A Expenses	285,309	17.8%	256,616	19.2%	(28,693)	(11.2%)
Rationalization Charges	1,761	0.1%	2,440	0.2%	679	27.8%

Operating Income	149,845	9.4%	103,302	7.8%	46,543	45.1%
Interest Income	4,000	0.2%	3,071	0.2%	929	30.3%
Equity Earnings in Affiliates	3,312	0.2%	4,005	0.3%	(693)	(17.3%)
Other Income	4,689	0.3%	3,542	0.3%	1,147	32.4%
Interest Expense	(7,947)	(0.5%)	(6,143)	(0.5%)	(1,804)	(29.4%)

Income Before Income Taxes	153,899	9.6%	107,777	8.1%	46,122	42.8%
Income Taxes	31,593	2.0%	27,181	2.1%	(4,412)	(16.2%)

Net Income (1)	$122,306	7.6%	$80,596	6.0%	$41,710	51.8%

Basic Earnings Per Share	$2.93		$1.96		$0.97	49.5%

Diluted Earnings Per Share	$2.90		$1.94		$0.96	49.5%

Weighted Average Shares (Basic)	41,813		41,189
Weighted Average Shares (Diluted)	42,230		41,643

(1)	2005 net income includes net favorable tax benefits of $11.7 million related to a change in Ohio tax law, the resolution of prior years’ tax liabilities and the repatriation of foreign earnings, as well as, a $0.9 million gain related to the settlement of legal disputes. Net income for the year also reflects charges of $3.0 million relating to the sale of a business and European rationalization charges. 2004 net income includes charges of $4.9 million associated with European rationalization actions and the retirement of the Company’s former CEO.

Lincoln Electric Holdings, Inc.
Financial Highlights
(amounts in thousands, except per share data)
(Unaudited)
Balance Sheet Highlights
Selected Consolidated
     Balance Sheet Data

	December 31,	December 31,
	2005	2004
Cash and Cash Equivalents	$108,007	$92,819
Marketable Securities	—	50,500
Total Current Assets	676,634	637,600
Net Property, Plant and Equipment	340,533	316,116
Total Assets	1,161,161	1,059,164

Total Current Liabilities	293,642	263,028
Short-Term Debt	8,163	3,443
Long-Term Debt	157,853	163,931
Total Shareholders’ Equity	652,294	577,277
Net Operating Working Capital

	December 31,	December 31,
	2005	2004
Trade Accounts Receivable	$242,093	$219,496

Inventory	275,745	236,275

Trade Accounts Payable	121,917	111,154

Net Working Capital	$395,921	$344,617

Average Operating Working Capital % to Net Sales	31.3%	32.6%

Total Debt

	December 31,	December 31,
	2005	2004
Short-Term Debt	$8,163	$3,443
Long-Term Debt	157,853	163,931

Total Debt	166,016	167,374
Equity	652,294	577,277

Total	$818,310	$744,651

Total Debt/Capitalization	20.3%	22.5%
Return on Invested Capital	17.7%	14.1%

Lincoln Electric Holdings, Inc.
Financial Highlights
(amounts in thousands, except per share data)
(Unaudited)

Consolidated	Twelve Months Ended December 31,
Statements of Cash Flows	2005	2004
Operating Activities:
Net Income	$122,306	$80,596

Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Rationalization Charges	1,761	2,440
Depreciation and Amortization	43,982	40,182
Equity Earnings of Affiliates, net	(3,312)	(3,001)
Other Non-Cash Items, net	5,406	20,632
Changes in Operating Assets and Liabilities:
Increase in Accounts Receivable	(17,274)	(35,258)
Increase in Inventories	(32,133)	(47,779)
Increase in Accounts Payable	14,141	3,916
Contributions to Pension Plans	(31,500)	(33,153)
Net change in Other Current Assets and Liabilities	19,392	20,589
Net change in Other Long-Term Assets and Liabilities	(5,745)	2,096

Net Cash Provided by Operating Activities	117,024	51,260

Investing Activities:
Capital Expenditures	(50,415)	(56,441)
Acquisitions of Businesses, net of cash acquired	(78,174)	(11,815)
Proceeds from Sales of Fixed Assets	3,675	3,588
Sales of Marketable Securities, net	55,441	6,178

Net Cash Used by Investing Activities	(69,473)	(58,490)

Financing Activities:
Net change in Borrowings	(6,517)	(7,623)
Proceeds from Exercise of Stock Options	21,230	22,555
Purchase of Shares for Treasury	(12,803)	(4,368)
Cash Dividends Paid	(30,037)	(27,485)

Net Cash Used by Financing Activities	(28,127)	(16,921)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(4,236)	3,085
Increase (decrease) in Cash and Cash Equivalents	15,188	(21,066)
Cash and Cash Equivalents at Beginning of Period	92,819	113,885

Cash and Cash Equivalents at End of Period	$108,007	$92,819

Cash Dividends Paid Per Share	$0.72	$0.67